EXHIBIT 99.1


CONTACT:    Lisa Lopez/Julie Fallon            Helen Shik/Jennifer Barlow
            Haemonetics Corporation            Schwartz Communications,Inc.
            (781) 356-9517                     (781) 684-0770
            jfallon@haemonetics.com            haemonetics@schwartz-pr.com

                 Haemonetics Appoints New President and CEO

Braintree, MA and Greenwood Village, CO, March 26, 2003 - Haemonetics Corporation announced today that Brad Nutter will join the Company as President and CEO effective April 1, 2003, following the retirement of James Peterson. Mr. Nutter will replace Mr. Peterson on Haemonetics' Board of Directors.

Mr. Nutter, a graduate of Texas Christian University, has more than twenty-five years of experience with healthcare product and services companies. Prior to joining Haemonetics, he was President and CEO of Gambro
Healthcare, a division of Gambro AB, which generated $1.3 billion in revenues through providing dialysis services internationally.

He began his career with American Hospital Supply Corporation ("AHSC") and continued with Baxter International after its acquisition of AHSC, rising through the field organization to become Vice President of Corporate Sales and President of the Hospitex Division. He subsequently held top management positions in several healthcare companies including Executive Vice President and Chief Operating Officer of Syncor International, a $500m in sales provider of radiopharmaceuticals and medical imaging devices.

"Brad Nutter has the ideal combination of healthcare, marketing, and corporate leadership experience to take Haemonetics to the next phase of growth. Throughout his career, he has successfully led corporate teams to achieve accelerated revenue and earnings growth through operational leverage, dynamic sales strategies, and acquisitions. At Haemonetics, he will lead our efforts to fully capture our broad range of opportunities, through both organic and external growth," said Ronald Matricaria, Chairman designate.(1)

Mr. Nutter added, "I'm delighted to join Haemonetics, a transfusion industry pioneer and leader. Haemonetics' products play a critical role in ensuring the safety and availability of blood to meet the ever-increasing worldwide demand. The Company's achievements are a testament to its talented personnel and superior technology, and I look forward to leading the Company to ensure its continued growth and success. This is an exciting time for Haemonetics."

About Haemonetics Corporation

Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety. Haemonetics has been recognized by Forbes magazine as one of the nation's best small companies. To learn more about Haemonetics, visit the Company's web site at http://www.haemonetics.com.

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(1)   Mr. Matricaria joined Haemonetics' Board of Directors in October 2002 and will assume the position of Chairman of the Board effective April 1. Mr. Matricaria was formerly President and CEO and then Chairman of St. Jude Medical.